Exhibit 10.10

Etsy, Inc. 55 Washington St., Suite 512, Brooklyn, NY 11201 Tel: 718-855-7955 Fax: 718-855-7956

October 20, 2013

Jordan Breslow

[Delivered via Email]

Dear Jordan,

Etsy, Inc. (“Etsy” or the “Company”) is pleased to offer you full-time employment on and subject to the terms of this letter.

Your start date is tentatively set to be November 11, 2013. Your position will be General Counsel working in Etsy’s Brooklyn headquarters, and you will report to Chad Dickerson. Your salary will be $275,000 per year (paid according to the Company’s standard payroll schedule). In addition, as a regular employee of Etsy, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time.

You will also receive a signing bonus in the amount of $75,000 on or about your start date. Please note that if you voluntarily resign your employment with Etsy for any reason before completing 12 months of continuous service, then you are obligated to repay a prorated portion of the bonus to the Company.

You will also receive a relocation reimbursement up to the amount of $25,000 (inclusive of any applicable gross-up tax payments). To receive reimbursement, you must submit a standard expense form and receipts after your start date. Please note that if you voluntarily resign your employment with Etsy for any reason before completing 12 months of continuous service, then you are obligated to repay a prorated portion of the bonus to the Company.

In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company beginning in 2014. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. Any bonus for a fiscal year will be paid within 21/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

You will be granted an option to purchase 710,197 shares of the Company’s common stock, subject to the approval of Etsy’s Board of Directors. The Board of Directors will determine the exercise price per share when this option is granted. The option will be subject to the terms and conditions under the Company’s 2006 Stock Plan and the applicable Stock Option Agreement.

You will vest 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous service.

As a condition of your employment, you must sign the relevant Proprietary Information and Inventions Agreement, which is attached as Exhibit A and provide legal proof of your identity and authorization to work in the United States. While you work for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest.

You also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy.

All of us at Etsy are excited about you joining our team and we look forward to a beneficial and fruitful relationship. We hope both you and the Company will find mutual satisfaction with your employment. Nevertheless, you have the right to terminate your employment at any time for any reason, with or without cause or notice, and Etsy reserves for itself an equal right.

This letter (including the attached Exhibit) is the full and complete agreement between you and Etsy, and any contrary representations that may have been made to you are superseded by it. The terms of this offer may only be changed by written agreement signed by you and a duly authorized Etsy officer (other than you). Also please note that your job duties, title, compensation and benefits, as well as the Etsy’s personnel policies and procedures, may change from time to time.

You may accept this offer by signing and dating this letter agreement and the Proprietary Information and Inventions Agreement and returning them to me.

This letter and the resolution of any disputes relating in any way to this letter or your employment with Etsy will be governed by New York law (excluding laws relating to conflicts or choice of law). In addition, you and Etsy submit to the exclusive jurisdiction and venue of the federal and state courts within the City of New York with respect to any such disputes.

Very truly yours,

Brian Christman
VP of Human Resources, Etsy Inc.

I have read and accept this employment offer:

Signature:

Name:	Jordan Breslow

Date:	21 OCTOBER 2013